EXHIBIT 4.1

AGREEMENT

This AGREEMENT (this “Agreement”), dated as of May 4, 2005, is entered into by and between AXEDA SYSTEMS INC., a Delaware corporation (the “Company”), and LAURUS MASTER FUND, LTD., a Cayman Islands company (“Laurus”), for the purpose of amending the terms of (i) the Securities Purchase Agreement, dated as of October 5, 2004, by and between the Company and Laurus (as amended, modified and/or supplemented from time to time, the “Securities Purchase Agreement”), (ii) the Secured Convertible Term Note, dated October 5, 2004 (as amended, modified and/or supplemented from time to time, the ”Term Note”) issued by the Company pursuant to the Securities Purchase Agreement, (iii) the Registration Rights Agreement by and between the Company and Laurus, dated as of October 5, 2004 (as amended, modified and/or supplemented from time to time, the ”Registration Rights Agreement”) and (iv) the Common Stock Purchase Warrant, dated October 5, 2004 (as amended, modified and/or supplemented from time to time, the ”Original Warrant” and, together with the Securities Purchase Agreement, the Term Note and the Registration Rights Agreement, the ”Loan Documents”). Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Securities Purchase Agreement.

WHEREAS, Laurus has agreed to postpone a scheduled principal payment in respect of the Term Note and, in consideration therefore and in consideration of the other agreements set forth herein, the receipt and sufficiency of which is hereby acknowledged, the Company has agreed to issue the Additional Warrant (as defined below) to Laurus;

WHEREAS, the Company and Laurus have agreed to make certain changes to the Term Note, the Registration Rights Agreement and the Original Warrant as set forth herein; and

NOW, THEREFORE, in consideration of the above, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Laurus and the Company hereby agree that the Company shall not be required to pay the principal portion of the Monthly Amount (as defined in the Term Note) due on the first business day of each of May 2005 (the “May 2005 Postponed Principal”) and June 2005 (the “June 2005 Postponed Principal”); provided that, the May 2005 Postponed Principal shall be due and payable in full on the first business day of September 2007 and the June 2005 Postponed Principal shall be due and payable in full on the first business day of October 2007, in each case, together with all other amounts due and payable on such date under the Securities Purchase Agreement and the Related Agreements.

2. In consideration of Laurus’ agreements contained in this Agreement, the Company hereby agrees to issue to Laurus the Warrant in the form attached hereto as Exhibit A (as amended, modified or supplemented from time to time, the “Additional Warrant”)

3. Laurus and the Company hereby agree that the Additional Warrant shall be subject to the terms and conditions of the Registration Rights Agreement, provided that, (i) with respect to the Additional Warrant, the “Filing Date” under and as defined in the Registration Rights Agreement shall be a date no later than October 31, 2005 and (ii) the term “Warrants” under and as defined in the Registration Rights Agreement shall include the Additional Warrant.

4. Each amendment set forth herein shall be effective as of the date first above written (the “Agreement Effective Date”) on the date when (i) each of the Company and Laurus shall have executed and the Company shall have delivered to Laurus its respective counterpart to this Agreement and (ii) the Company shall have executed and delivered to Laurus the Additional Warrant.

5. The Additional Warrant and the shares of Common Stock underlying the Additional Warrant shall not be deemed an issuance of additional securities under Section 3.4(b)(C) of the Term Note.

6. Section 3.2 of the Term Note shall be amended to read in full as follows:

“3.2 Conversion Limitation. Notwithstanding anything contained herein to the contrary, the Holder shall not be entitled to convert pursuant to the terms of this Note an amount that would be convertible into that number of shares of Common Stock which, when added to the number of shares of Common Stock otherwise beneficially owned by such Holder including those issuable upon exercise of warrants held by such Holder would exceed 4.99% of the outstanding shares of Common Stock of the Borrower at the time of conversion. For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and Regulation 13d-3 thereunder. The conversion limitation described in the first sentence of this Section 3.2 shall automatically become null and void without any notice to Borrower upon the occurrence and during the continuance beyond any applicable grace period of an Event of Default, or upon 75 days prior notice to the Borrower. Notwithstanding anything contained herein to the contrary, the number of shares of Common Stock issuable by the Company and acquirable by the Holder pursuant to the terms of this Note, the Purchase Agreement, the Warrant (as defined in the Purchase Agreement), the Warrant issued to the Holder on May 5, 2005 (as amended, modified or supplemented from time to time, the “Additional Warrant”) or any Related Agreement (as defined in the Purchase Agreement) at a weighted average issue price of below $0.47 taking into account all such issuances, shall not exceed an aggregate of 6,491,440 shares of the Company’s Common Stock (subject to appropriate adjustment for stock splits, stock dividends, or other similar recapitalizations affecting the Common Stock) (the “Maximum Common Stock Issuance”), unless the issuance of shares hereunder in excess of the Maximum Common Stock Issuance shall first be approved by the Company’s shareholders. If at any point in time and from time to time the number of shares of Common Stock issued pursuant to the terms of this Note, the Purchase Agreement, the Warrant, the Additional Warrant or any Related Agreement, together with the number of shares of Common Stock that would then be issuable by the Borrower to the Holder in the event of a conversion or exercise pursuant to the terms of this Note, the Purchase Agreement, the Warrant, the Additional Warrant or any Related Agreement, would exceed the Maximum Common Stock Issuance but for this Section 3.2, the Borrower shall promptly call a shareholders meeting to solicit shareholder approval for the issuance of the shares of Common Stock hereunder in excess of the Maximum Common Stock Issuance.”

7. Section 10 of the Original Warrant shall be amended to read in full as follows:

“10. Maximum Exercise. Notwithstanding anything contained herein to the contrary, the Holder shall not be entitled to convert pursuant to the terms of this Warrant an amount that would be convertible into that number of shares of Common Stock which, when added to the number of shares of Common Stock otherwise beneficially owned by such Holder including those issuable upon exercise of warrants held by such Holder would exceed 4.99% of the outstanding shares of Common Stock of the Company at the time of conversion. For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and Regulation 13d-3 thereunder. The conversion limitation described in the first sentence of this paragraph 10 shall automatically become null and void without any notice to the Company upon the occurrence and during the continuance beyond any applicable grace period of an Event of Default, or upon 75 days prior notice to the Company, except that at no time shall the beneficial ownership exceed 19.99% of the Common Stock. Notwithstanding anything contained herein to the contrary, the number of shares of Common Stock issuable by the Company and acquirable by the Holder pursuant to the terms of this Warrant, the Note made by the Company to the Holder dated the date hereof (as amended, modified or supplemented from time to time, the “Note”), the Purchase Agreement (as defined in the Note), the Warrant issued to the Holder on May 5, 2005 (as amended, modified or supplemented from time to time, the “Additional Warrant”) or any Related Agreement (as defined in the Purchase Agreement) at a weighted average issue price of below $0.47 taking into account all such issuances, shall not exceed an aggregate of 6,491,440 shares of the Company’s Common Stock (subject to appropriate adjustment for stock splits, stock dividends, or other similar recapitalizations affecting the Common Stock) (the “Maximum Common Stock Issuance”), unless the issuance of shares hereunder in excess of the Maximum Common Stock Issuance shall first be approved by the Company’s shareholders. If at any point in time and from time to time the number of shares of Common Stock issued pursuant to the terms of this Warrant, the Note, the Purchase Agreement, the Additional Warrant or any Related Agreement, together with the number of shares of Common Stock that would then be issuable by the Company to the Holder in the event of a conversion or exercise pursuant to the terms of this Warrant, the Note, the Purchase Agreement, the Additional Warrant or any Related Agreement, would exceed the Maximum Common Stock Issuance but for this paragraph, the Company shall promptly call a shareholders meeting to solicit shareholder approval for the issuance of the shares of Common Stock hereunder in excess of the Maximum Common Stock Issuance.”

8. Except as specifically set forth in this Agreement, there are no other amendments, modifications or waivers to the Loan Documents, and all of the other forms, terms and provisions of the Loan Documents remain in full force and effect.

9. The Company hereby represents and warrants to Laurus that (i) no Event of Default (as defined in the Term Note) exists on the date hereof, after giving effect to this Agreement, (ii) on the date hereof, after giving effect to this Agreement, all representations, warranties and covenants made by the Company in connection with the Loan Documents are true, correct and complete except for any changes caused by events occurring in the ordinary course of the Company’s business subsequent to October 5, 2004 and (iii) on the date hereof, after giving effect to this Agreement, all of the Company’s and its Subsidiaries’ covenant requirements have been met.

10. From and after the Agreement Effective Date, all references in the Loan Documents and in the other Related Agreements to the Securities Purchase Agreement, the Term Note, the Original Warrant and/or the Registration Rights Agreement shall be deemed to be references to the Securities Purchase Agreement, the Term Note, the Original Warrant and/or the Registration Rights Agreement, as the case may be, as modified hereby.

11. This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns and shall inure to the benefit of and be enforceable by each of the parties hereto and their respective successors and permitted assigns. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument.

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IN WITNESS WHEREOF, each of the Company and Laurus has caused this Agreement to the Loan Documents to be signed in its name effective as of this 4th day of May, 2005.

AXEDA SYSTEMS INC.

By:	/s/ Karen F. Kupferberg
Name:	Karen K. Kupferberg
Title:	Executive Vice President and Chief Financial Officer

LAURUS MASTER FUND, LTD.

By:	/s/ David Grin
Name:	David Grin
Title:	Partner

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